Exhibit 10.1

SALE AGREEMENT

STATE OF UTAH
COUNTY OF SALT LAKE

This Sale Agreement (the "Agreement") is made and entered into this 5th day of December 2014 (the "Effective Date"), by and between SpeedEmissions, Inc., a Florida corporation with an address at 1015 Tyrone Rd., Tyrone, Georgia 30290 (hereinafter referred to as "Seller") and DEKRA Automotive North America, Inc., a Delaware corporation with an address at 3901 Roswell Road, Suite 120, Marietta, Georgia 30062 (hereinafter referred to as "Purchaser").

WHEREAS, Seller owns and operates an emission testing business known as Just Emissions with locations at the following locations:

1.	1990 Washington Blvd, Ogden, Utah

2.	865 S. State St., Salt Lake City, Utah

3.	4098 S. Redwood Rd., West Valley, Utah

4.	1835 W. 9000 S., West Jordan, Utah

5.	7736 S. State St., Midvale, Utah

6.	5983 S. 900 E., Murray, Utah (hereinafter the "Business");

WHEREAS, Seller desires to sell, transfer, assign and convey all of its right, title and interest in certain assets owned by the Business; and

WHEREAS, Purchaser desires to purchase all of Seller's right, title and interest in certain assets of the Business.

NOW THEREFORE, in consideration of the mutual promises, representations and warranties made between the parties as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1.           Sale of Property, Closing Date.  As of December 4, 2014 (the "Closing Date"), the Seller shall sell, transfer, assign and convey all of its right, title and interest in certain assets of the Business to Purchaser, and Purchaser shall purchase all of Seller's right, title and interest in certain assets of the Business.  The assets being transferred pursuant to this Agreement consist of (i) the goodwill of the Business, including any right, title, interest trademark or service mark in the name “Just Emissions”, (ii) certain telephone numbers of the Business, which are listed in the attached Exhibit "A", and (iii) all of the equipment of the Business located at the following locations and listed in the attached Exhibit "A" (hereinafter collectively referred to as the "Property"):

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E., Murray, Utah

In connection with this sale of the Property of the Business, Seller herewith delivers to Purchaser all title, rights, and interest in and to the Property, together with an indemnity in lieu of compliance with the "bulk sales" laws of Utah.

2.           Purchase Price.  The purchase price ("Purchase Price") for the Property is One Million Seven Hundred Thousand and 00/100 U.S.-Dollars ($1,700,000). The Purchase Price shall be paid by the Purchaser to the Seller, subject to the following conditions and other provisions of this Agreement, on the Closing Date via wire transfer to an account designated by Seller.

3.           Other Documents.  As part of the closing of the sale of the Property, the undersigned agree to execute the following documents, all of which are attached and incorporated herein as Exhibit "B":

a)  Bill of Sale with complete exhibits;

b)  Assignment of Warranties; and

c)  other appropriate documents required pursuant to the warranties and representations made herein.

4.           Rent, Taxes and Other Liabilities and Proration of Revenues and Bills.  Seller warrants that as of the Closing Date all rent payments, all sales, use, ad valorem, and other taxes to any city, county, state or federal government agencies, all assessments, all unemployment compensation contributions and all other liabilities of any nature whatsoever (hereinafter "Bills") pertaining to the operation of the Business and the Property being transferred herein have been paid in full, and that all due returns, forms and taxes required to be filed with any city, county, state or federal government agencies have been properly filed or will be filed and paid in due course after the Closing Date and same will be certified to by an officer of Seller. All Bills pertaining to the operation of the Business and representing amounts incurred by Seller through and including the Closing Date shall be Seller's responsibility and will be immediately paid by the Seller upon demand by Purchaser and Seller shall remain liable to Purchaser for payment of same. Should Purchaser suffer any loss or damages as a result of Seller's breach of this provision, Seller shall reimburse Purchaser for all said loss or damage, to include but not limited to reasonable attorney's fees and costs. All Bills pertaining to the operation of the Business beginning the day after the Closing Date shall be the Purchaser's responsibility. If any such costs need to be settled between the Seller and the Purchaser, this shall be done outside the closing and without any delay. All revenues earned through and including the Closing Date, regardless of whether such revenues have been collected as of the Closing Date, shall be Seller’s revenues, and all revenues earned beginning the day after the Closing Date shall be Purchaser’s revenues.

5.           Protective Covenants.

(a)  Seller acknowledges and agrees that, following the payment of the Purchase Price on the Closing Date, Purchaser will start to operate a business substantially identical to the Business of Seller; specifically, a vehicle  emission testing business.  Further, Seller acknowledges and agrees that Purchaser will enter into leases for the properties where Seller conducted its emission inspections business; specifically, property located at:

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E., Murray, Utah.

Seller further acknowledges and agrees that Seller's competition with Purchaser or the Business or solicitation of Purchaser's customers would cause serious harm to Purchaser as a result of Purchaser's purchase of the Property and the other transactions contemplated by this Agreement, and agrees that Seller shall faithfully and strictly adhere to the following covenants:

(i)  Seller acknowledges that by reason of the character and nature of Seller's business activities and operations prior to the Closing Date, and further by reason of the scope of the territory in which Seller conducted the Business prior to the Closing Date, in order to protect Purchaser's legitimate business interests, it is necessary for Seller to agree, for a period of three (3) years following the Closing Date, not to own, operate or otherwise have an ownership interest in an emission testing business within the counties of the addresses currently known as:

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E., Murray, Utah

as a result of Purchaser's purchase of the Property and the other transactions contemplated by this Agreement.  Therefore, at all times during this three (3) year period, Seller will not, anywhere within the above-referenced territory, (A) own, operate or otherwise have an ownership interest in an emission testing business, or (B) be employed or engaged as a consultant of any other person or entity which owns or operates an emission testing business.

(ii)  For a period of three (3) years following the Closing Date, Seller will not directly or indirectly, anywhere within a two (2) mile radius of the addresses currently known as:

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E,. Murray, Utah,

 on Seller's own behalf or on behalf of any other person or entity, solicit, call upon or attempt to solicit or call upon, any customer or prospect of Seller, or any representative of any customer or prospect of Seller, with a view to the sale or provision of emission control testing services; provided that the restrictions set forth in this sentence shall apply only to customers or prospects of Seller, or representatives of customers or prospects of Seller, with which such Seller had contact or business dealings at any time during the two (2) consecutive years immediately prior to the Closing Date.

(b)  Seller acknowledges and agrees that the protective covenants set forth in Section 5 of this Agreement are essential and material inducements to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, including Purchaser's purchase of the Property, and that Purchaser would not have entered into this Agreement absent Seller's acknowledgment of and agreement to these protective covenants.  Seller acknowledges and agrees that the covenants and agreements contained in Section 5 of this Agreement are of the essence of this Agreement, and that each of such covenants and agreements is reasonable and necessary to protect and preserve the interests and business of Purchaser as a result of Purchaser's purchase of the Property.  Seller further acknowledges and agrees that:

(i)  each of such covenants and agreements is separate, distinct and severable, not only from the other of such covenants and agreements, but also from the remaining provisions of this Agreement,

(ii)  the unenforceability of any such covenants or agreements shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement, and

(iii)  in the event any court of competent jurisdiction or arbitrator, as applicable, determines, rules or holds that any such covenant or agreement hereof is overly broad or against the public policy of the state, then said court or arbitrator is specifically authorized (A) to reform and narrow said covenant or agreement to the extent necessary to make said reformed and narrowed covenant or agreement valid and enforceable, or (B) to “blue-pencil” any unenforceable or unreasonable portion of this Agreement to eliminate grammatically severable words, phrases, sentences, or paragraphs in order to render the remaining language enforceable and reasonable.

(c)  It is specifically understood and agreed that (i) any breach of the provisions of Section 5 of this Agreement is likely to result in irreparable injury to Purchaser as a result of Purchaser's purchase of the Property and the transactions contemplated by this Agreement, (ii) the remedy at law alone will be an inadequate remedy for such breach, and (iii) in addition to any other remedy it may have at law for such breach, Purchaser shall be entitled to enforce the specific performance of this Agreement by Seller and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.  Furthermore, in the event the enforceability of any of the covenants of Seller in this Agreement shall be challenged in a court of competent jurisdiction and Seller is not enjoined from breaching any of such challenged covenants, then if a court of competent jurisdiction finds that the challenged covenants are enforceable, the time periods of such challenged covenants shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of such covenants and for a period of time equal to the period of time which a court determines a breach occurred or is occurring such that the period of such restriction is extended for a period of time equal to the period of time for such breach.

(d)  The undersigned acknowledge and agree that this Agreement and the covenants of Seller herein are ancillary to the sale of the Property to Purchaser.

6.           Survival and Contingency.  Seller and Purchaser agree that the terms of this Agreement shall survive the closing and agree to take any steps reasonably necessary subsequent to closing to comply with the terms of this Agreement.

7.           Waiver of Bulk Sales Act and Indemnity.  The undersigned Purchaser of the Property from Seller does hereby waive the provisions of the Utah Code Annotated as to bulk sales and/or transfer or other applicable provision under Title 70A of the Utah Code Annotated.  The undersigned Seller of the Property in consideration of Purchaser's waiver of any applicable provisions of Title 70A of the Utah Code Annotated does hereby indemnify and hold harmless Purchaser from any and all liabilities that Purchaser may incur as a result of the waiver of said laws or as related to any applicable bulk sales and/or transfer provisions, to include but not limited to reasonable attorney's fees and expenses.

8.           Validity of Provisions.  If any term or provision of this Agreement or application thereof between a person or circumstances be deemed invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect.

9.           Laws of the State of Utah.  This Agreement and all its attachments shall be construed in accordance with the laws of the State of Utah.

10.           Dispute Resolution, Arbitration, Waiver of Jury Trial.  In the case of any disputes arising from or in connection with this Agreement the parties agree to resolve such dispute by binding arbitration, provided however, that the federal courts in Salt Lake City, Utah shall have jurisdiction over any matters concerning injunctive or other immediate relief which cannot be pursued through arbitration. Arbitration proceedings shall be governed by the applicable rules of the American Arbitration Association (AAA), be held in Salt Lake City, Utah and be conducted by one arbitrator. The final decision of the arbitrator may be filed in any court having proper jurisdiction. In the event of court proceedings, the parties hereby expressly waive any right to a trial by jury.

11.           Time is of the Essence.  The parties agree that time is of the essence in terms of this Agreement.

12.           Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original copy, and may be enforced as such.

13.           Execution of Documents.  Each party shall, at any time and from time to time hereafter, execute and deliver any and all further instruments and insurances and perform any act or acts that the other party may reasonably ask for the purpose of giving full force and effect to the provisions of this Agreement.

14.           Attorney's Fees.  Should any arbitration or litigation be commenced between the parties to this Agreement concerning the Property, this Agreement, or the rights and duties of either party in relation to the Property or this Agreement, the party prevailing in the litigation shall be entitled, in addition to any other relief that may be granted, to a reasonable sum as and for attorney's fees in the arbitration or litigation.  The sum shall be determined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

15.           Binding of Heirs.  All of the covenants, promises, stipulations, agreements and provisions herein contained shall bind the heirs, executors, administrators, personal representatives and assigns of the parties hereto.

16.           Organization, Good Standing, Powers, Etc. and Authority Relative to Agreement.

Seller and Purchaser each represent, warrant, and covenant as follows:

(a)  Seller and Purchaser are corporations duly organized, validly existing and in good standing under the applicable laws of the states in which they were formed and in which they operate, respectively.

(b)  Seller and Purchaser have taken all corporate and other action, including obtaining stockholder, if applicable, and board approval, necessary to authorize them to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all instruments and agreements to be delivered in connection herewith are the valid and binding obligations of Seller and Purchaser in accordance with their respective terms, subject to the laws of general application affecting creditor's rights.

(c)  The parties will furnish each other with certificates by one of their officers or directors (i) certifying the adoption by their directors and shareholders, if applicable, of resolutions authorizing the execution, delivery and performance of this Agreement and any other agreements and documents in connection herewith, and (ii) also certifying the names, positions and signatures of the persons authorized to sign on their behalf.

(d)  Purchaser will be furnished with a certificate by an officer or director of Seller certifying that the representations and warranties of the Seller under this Agreement and other documents executed on the Closing Date are true and correct.

17.           Additional Representations and Warranties of Seller.

In addition to any other representation or warranty set forth in this Agreement or the other agreements attached to this Agreement as Exhibits and which are expressly incorporated into this Agreement by reference, Seller expressly makes the following representations and warranties, each of which shall survive the execution of this Agreement and the Closing Date:

(a)  Seller has good and marketable title to the Property which is the subject of this Agreement.  The Property being transferred pursuant to this Agreement is not subject to any mortgage, pledge, lien, lease, conditional sales agreement, option, right of first refusal, or any other encumbrance or charge, including taxes, except as otherwise disclosed in this Agreement.  The Bill of Sale, in the form attached as Exhibit "B" hereto, to be executed and delivered by Seller at the closing, will be valid, binding, and enforceable in accordance with its terms and will effectively vest in Purchaser good and marketable title to the Property.

(b)  The tangible Property being transferred pursuant to this Agreement is free from material defects, has been maintained in accordance with normal practice, and is, in the aggregate, structurally sound and in good operation and repair (subject to normal wear and tear), adequate for the uses such Property is put to and, to the Seller’s knowledge, currently not in need of maintenance or repair except for ordinary routine maintenance and repairs that are not material in nature or cost.

(c)  To the Seller’s knowledge, there has been no spill or release of any hazardous substance on, or other contamination of the parcel of land located at the address currently known as:

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E., Murray, Utah,

(the "Leased Premises").  Moreover, to the Seller's knowledge, the Leased Premises is not (i) in any actual or alleged violation of any federal, state, or local laws, statutes, regulations or ordinances relating to environmental, health or safety matters (hereinafter “Environmental, Health and Safety Laws”), (ii) the subject of any federal or state investigation in connection with an actual or alleged violation of Environmental, Health and Safety Laws; and (iii) the subject of any federal or state order with respect to the clean-up or other remediation under any Environmental, Health and Safety Laws.

(d)  Except to the extent set forth in this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the Seller’s knowledge, threatened against or affecting Seller, the Property or the Leased Premises, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located which may reasonably be expected to have a material adverse effect on the Property, Purchaser's enjoyment and use of the Leased Premises or the Property, or the transactions contemplated by this Agreement.

(e)  The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby will not result in a breach of, or constitute a default under, or give rise to any right or cause of action, of any third party, under any contractual obligations of the Seller, or any federal, state, or local law, statue, regulation or ordinance applicable to Seller or the Property.

(f)  Seller is not aware of any event or occurrence which would reasonably be expected to have a material adverse effect on the Property or the Leased Premised, Purchaser's ability to enjoy and use the Property or the Leased Premised, or any of the transactions contemplated by this Agreement.

(g) Following the Closing Date, Seller will no longer use the addresses of the Leased Premises for its operations and will give pertinent notice to any agency, person or entity which should reasonably notified thereof (e.g., office of Utah Secretary of State, Internal Revenue Service, Utah Department of Revenue).

18.           Conditions Precedent to the Purchaser's Obligations at Closing.

In addition to any other condition set forth in this Agreement, the obligations of Purchaser to pay to Seller the Purchase Price are subject to the fulfillment, on or before the time at which payment is due pursuant to Section 2 of this Agreement, of each of the following conditions, unless otherwise waived by Purchaser:

(a)  the representations and warranties made by Seller in this Agreement and other agreements attached to this Agreement as Exhibits and which are expressly incorporated into this Agreement by reference are accurate, true and correct;

(b)  there has been no material adverse change in the condition of the Property or Seller's right, title or interest in the Property, and no event or occurrence which would reasonably be expected to have a material adverse effect on the Property, Purchaser's ability to enjoy and use the Property, or any of the transactions contemplated by this Agreement;

(c)  Purchaser has entered into valid leases for all the Leased Premises and all Leased Premises have been professionally inspected and professionally repaired by Seller in accordance to the existing original lease agreements and to the satisfaction of the Purchaser so that the Purchaser has no liability for any existing structural decay or damages prior to beginning of Purchaser's lease terms and so that Purchaser will be able to use the Leased Premises as herein contemplated.

19.           Indemnification.  Seller and Purchaser hereby agree to indemnify, defend and hold harmless each other from and against any and all damages, losses, claims, actions, or suits, including reasonable attorney's fees and costs incurred in the defense of any action or lawsuit or in the enforcement of this indemnification provision, suffered or incurred by Seller or Purchaser, as the case may be, which arise out of, relate to, or result from, directly or indirectly, in whole or in part, (i) any breach or violation of, or any inaccuracy in, any representation, warranty or covenant set forth herein; or (ii) any failure on the part of Seller or Purchaser to perform under this Agreement.  The provisions of this Section shall survive the closing and the termination or expiration of this Agreement for any reason.

Agreed to as of the Effective Date:

Seller: SpeedEmissions, Inc.

by:
its:

Purchaser: DEKRA Automotive North America, Inc.:

by:	Ken W. Meissner
its:	VP Safety and Emissions

EXHIBIT "A"

LIST OF PROPERTY TRANSFERRED

(1)           All goodwill of the Business, including any right, title, interest, trademark or service mark in the name "Just Emissions".

(2)           Analyzer Serial #s

(3)           Brake Tester Serial #’s

(4)           Office equipment as follows:

EXHIBIT "B"

BILL OF SALE

STATE OF GEORGIA
COUNTY OF FAYETTE

FOR AND IN CONSIDERATION of the sum of One Million Seven Hundred Thousand and 00/100 U.S.-Dollars ($1,700,000) and other good and valuable consideration, the sufficiency of which is hereby acknowledged, in hand paid to SpeedEmissions, Inc., (hereinafter referred to as "Seller") by DEKRA Automotive North America, Inc. (hereinafter referred to as "Purchaser"), Seller hereby sells and conveys to Purchaser (i) the goodwill of Seller's business located at

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E., Murray, Utah

including any right, title, interest, trademark or service mark in the name “Just Emissions", (ii) certain telephone numbers of the Seller's business, which are listed in the attached Exhibit "A", and (iii) all of the equipment of the business located at

1.           1990 Washington Blvd, Ogden, Utah

2.           865 S. State St., Salt Lake City, Utah

3.           4098 S. Redwood Rd., West Valley, Utah

4.           1835 W. 9000 S., West Jordan, Utah

5.           7736 S. State St., Midvale, Utah

6.           5983 S. 900 E., Murray, Utah

 listed in the attached Exhibit "A" (hereinafter collectively referred to as the "Property").

Seller hereby covenants with and represents and warrants to Purchaser as follows:

1.  That Seller is lawfully seized and possessed of the Property.

2.  That the Seller has good and marketable title to the Property and it is free and clear of liens, encumbrances, judgments, taxes, leases or claims of any kind both now and at the time of the closing.

3.  That Seller has the right to sell, transfer and convey the Property.

4.  That Seller warrants and will forever defend the title to the Property against all claims whatsoever.

IN WITNESS WHEREOF, Seller has hereunto set its hand and seal this _____ day of ___________, 2014.

Signed, sealed and delivered
in the presence of:

SpeedEmissions, Inc.

Witness	by:
its:

Sworn to and subscribed
before me this ___ day
of ________, 2014.

Notary Public

EXHIBIT "B"

ASSIGNMENT OF WARRANTIES

STATE OF GEORGIA
COUNTY OF FAYETTE

For good and valuable consideration, the undersigned hereby transfers and assigns unto DEKRA Automotive North America, Inc. (hereinafter referred to as "Assignee"), all the right, title and interest of the undersigned in and to any and all warranties pertaining to all or part of the Property described in the Warranty Bill of Sale attached hereto and incorporated herein.

This Assignment is made without any warranty by the undersigned and without recourse, it being the intention of the undersigned and the purpose of this document only to transfer and assign unto Assignee title and interest as the undersigned may have in such warranties, if any, and nothing more.

IN WITNESS WHEREOF, the undersigned has hereby caused this document to be executed and sealed as of this ______ day of ___________, 2014.

Signed, sealed and delivered
in the presence of:

SpeedEmissions, Inc.

Witness	by:
its:

Sworn to and subscribed
before me this ___ day
of ________, 2014.

Notary Public